Exhibit 10.1


                        FOURTH AMENDMENT
                         UAL CORPORATION
                  EMPLOYEE STOCK OWNERSHIP PLAN
                 (Effective as of July 12, 1994)


         By virtue and in exercise of the amending power reserved to UAL Corporation (the "Company") under Section 13.1(a) of the UAL Corporation Employee Stock Ownership Plan (effective as of July 12, 1994) (the "Plan"), which amending power thereunder is subject to the approval of the Air Line Pilots Association International ("ALPA") and the International Association of Machinists and Aerospace Workers (the "IAM"), the Company hereby amends the Plan, subject to the approval of ALPA and the IAM, as follows, effective as of August 1, 1996 (except as specified below).

          1. The following new paragraph is added immediately following the third paragraph of the material labelled
"Transaction" which precedes Section 1:

          "The parties to the Recapitalization Agreement have recognized that the value of the Common Stock has increased significantly since the effective date of the Plan. That increase is expected to result in an increase in the price at which the Trustee will acquire Class 1 Non-Voting Preferred Stock starting in 1996. As a result of the significant price increase and limitations imposed under the Internal Revenue Code, the parties to the Recapitalization Agreement anticipate that the portion of the underlying shares of Preferred Stock which will be available under Part A may be reduced from 78.15% starting in 1996, as contemplated by Section 1.6(q) of the Recapitalization Agreement. Any reduction in the Class 1 Non-Voting Preferred Stock under Part A for a Plan Year will be offset by a corresponding increase for that year in the shares of Preferred Stock under Part B and the Supplemental Plan."

          2.  The material labelled "Part A" which precedes
 Section 1 is amended by adding the following new paragraph to the end of such material:

          "For the Plan Years beginning on and after January 1, 1996, the foregoing percentages will be adjusted as set forth in Section 5.4(a)(i)(A) to take into account the expected limitations on the amount of shares of Preferred Stock which can be delivered under Part A because of limitations under the Code. It is expected that such Code limitations will result in an overall reduction of the number of shares of Preferred Stock which can be delivered in Part A. It is also expected that the total number of shares to be delivered in Part A to the Management and Salaried Employee Group will be unchanged, that the total number of shares to be delivered in Part A to the IAM Employee Group will be reduced, and that the total number of shares to be delivered in Part A to the ALPA Employee Group may be reduced. The Company shall, pursuant to an agreement entered into pursuant to Section 1.6(q) of the Recapitalization Agreement among the Company and the unions representing the members of the ALPA and IAM Employee Groups, determine the number of shares which are expected to be delivered under Part A, determine the relevant percentages among the Employee Groups, and cause any reduction in the shares delivered under Part A to each Employee Group to be offset by a corresponding increase in the number of shares delivered under Part B and the Supplemental Plan to that Employee Group, so that the total number of shares delivered to each Employee Group will be unchanged."

          3. Section 1(p) is amended by adding the following to the end of the Section, it being understood that the language set forth below is intended only as an explanation of the original intent of the Plan and not as a substantive change to the Plan, and is therefore effective July 12, 1994:

          "Compensation shall not include amounts paid in an employee contest or drawing of any type."

          4.  The following is added after the first sentence of
Section 3.1(a)(i):

          "For Plan Years 1996 through 1999 inclusive, the Company's contribution under Part A (and the corresponding principal payment due for the initial year of each Additional Acquisition Loan entered into for such years) shall be limited to the maximum contribution which the Company reasonably determines in consultation with its advisers can be made consistent with (w) satisfaction of the principles set forth in Section 1.6(l) of the Recapitalization Agreement, (x) achieving a high degree of certainty that the limits of Code Section 415(c)(6) shall not be exceeded, (y) avoiding an allocation which would be expected to cause all members of an Employee Group to exceed the limits of Code Section 415(c), and (z) limiting the release of shares of Class 1 Non-Voting Preferred Stock from the suspense accounts under the Acquisition Loans so that there are available for allocation that year sufficient shares of Class 2 Non-Voting Preferred Stock for each Employee Group to permit appropriate allocations in the Supplemental ESOP to individuals whose allocations reached the limit of Code Section 415(c). The Company's contribution shall be determined under the Agreement Pursuant to Section 1.6(q) of the Recapitalization Agreement (the "1.6(q) Agreement") entered into by the Company, ALPA and the IAM, which provides that the amount of the contribution shall not be made by reconsidering the principles set forth in clauses (w) through (z), but shall instead be made by using the same methodology which was used by the Company (and verified by the Committee) for the determination of the Revised Class 1 Decimal under the 1.6(q) Agreement, and that such methodology shall be applied by using such updated data as may be reasonably available to the Company prior to the determination of the contribution."

          5. Section 5.4(a)(i)(A) is amended by adding the following to the end of the Section:

          "For Class 1 Non-Voting Preferred Stock released for Plan Years beginning on or after January 1, 1996 and before January 1, 2000, the allocation percentage shall be determined by the Company as described below. There shall be determined the number of shares of Class 1 Non-Voting Preferred Stock available for allocation for the Plan Year, which is equal to the sum of (x) the number of shares of Class 1 Non-Voting Preferred Stock which will be released for the Plan Year on account of repayment of all Acquisition Loans and (y) the number of shares held in the suspense account referred to in Section 5.5(f) on account of excess contributions in the preceding Plan Year. The number of shares of Class 1 Non-Voting Preferred Stock to be allocated for the Plan Year on behalf of dividends paid on previously-allocated shares shall be determined for each Employee Group. The allocation percentage for the Management and Salaried Employee Group shall be the percentage which will result in a total allocation of 497,983.6564 shares of Class 1 Non-Voting Preferred Stock, including the shares to be allocated on account of dividends paid on previously-allocated shares. The percentage to be allocated to the members of the IAM Employee Group shall be the least of (xx) the percentage which would result in a total allocation to the IAM Employee Group of 1,129,952.550 shares of Class 1 Non-Voting Preferred Stock for such Plan Year, including shares to be allocated based upon dividends paid on previously-allocated shares, (yy) the percentage which is expected to result in the allocation of the sum of (i) the shares to be allocated based upon dividends paid on previously-allocated shares, plus (ii) the amount the Company reasonably determines, in consultation with its advisers, as the maximum allocation which can be made consistent with avoiding an allocation which would be expected to cause all members of the IAM Employee Group to exceed the limits described in Section 5.4(a)(iii), or (zz) the percentage which was contemplated for the allocation to the IAM Employee Group upon consummation of the Additional Acquisition Loan entered into during such Plan Year. The allocation percentage to the ALPA Employee Group shall be one minus the sum of the allocation percentage to the Management and Salaried Employee Group and the IAM Employee Group."

          6. Section 5.4(a)(iii) is amended by adding the following to the end of the Section:

          "Effective for Plan Years beginning on or after January 1, 1996, for purposes only of allocations of contributions under Part A, the amount of the limitation under Code
     Section 415(c) shall be reduced by an amount which is reasonably estimated by the Company for each Employee Group, as necessary to permit the allocation of Voting Preferred Stock under Section 5.4(c)(i), without violating the limitation of Code Section 415(c). For this purpose, the amount of the reduction in the limitation may be estimated in any reasonable way, and such estimation may be made on a group-wide, rather than an individual basis; the amount of the reduction in the limitation need not be the same for each Employee Group."

          7. Section 5.4(a)(viii) shall be redesignated as clause (ix), the first word of such clause shall be changed from "eighth" to "ninth", the reference "clauses (i) through (vii)" shall be changed to a reference to "clauses (i) through (viii)", and there shall be inserted a new clause (viii) as follows:

          "(viii) Eighth. If the allocation of Employer contributions described in clause (vii) results in a violation of Code Section 415(c) for all members of any Employee Group (after reallocating any excess allocation owing to members of such Employee Group), then the excess allocation, and the shares released from repayment of Acquisition Loans resulting from such excess allocation, shall be placed in the suspense account referred to in
     Section 5.5(f), and the tentative allocations shall become final. For this purpose, shares shall first be allocated in any Plan Year from the suspense account referred to in
     Section 5.5(f), and then from the shares released on account of repayment of Acquisition Loans, in the order the Acquisition loans were entered into."

          8. Section 5.5(d) is amended by adding the following to the end of the Section:

          "For Plan Years beginning on or after January 1, 1996, Part B shall generally continue to be reduced before Part A, but Part A shall be reduced prior to Part B to the extent set forth in the provisions of Section 5.4(a)(iii) which refer to Voting Preferred Stock."

          9.  Section 5.5(f) is amended to read as follows:

          "(f) Excess Allocations. If, after applying the allocation provisions under Section 5.4, allocations under
     Section 5.4 would otherwise result in a violation of Code
     Section 415, the ESOP Committee shall reduce Employer Contributions for the next limitation year for all Participants and shall hold excess amounts in a Suspense Account for allocation in a subsequent Plan Year in accordance with Reg. Section 1.415-6(b)(6)(iii). The shares of Class 1 Non-Voting Preferred Stock which correspond to such excess contribution amounts shall also be held in such Suspense Account for allocation to Participants in a subsequent Plan Year. If an amount is held in the Suspense Account referred to in this subsection (f) after the completion of allocations for any Plan Year, then such amount shall be allocated as part of the Employer Contribution for the immediately following Plan Year. Such amount shall be included in calculating the allocation percentage among the Employee Groups, pursuant to Section 5.4(a)(i). Accordingly, in a Plan Year in which amounts held in the Suspense Account are allocated, the total Employer Contributions, including the amounts held in the Suspense Account, shall be allocated according to the allocation percentages established under Section 5.4(a)(i). The intended result of the allocation is that the Suspense Account should not alter the agreed-upon cumulative division of shares among the Employee Groups in Parts A and B and the Supplemental ESOP."

          10. Section 7.2 is amended, effective as of the date this amendment is adopted and approved, by adding the following immediately before the words "provided, however":

          "or the Participant is determined to have a Total
     Disability"

          IN WITNESS WHEREOF, the Company has caused this Fourth
Amendment to be executed on July 16, 1996.


                                   UAL CORPORATION



                                   /s/ Douglas A. Hacker
                                   ---------------------

                                   APPROVED BY:

                                   AIR LINE PILOTS ASSOCIATION,
                                   INTERNATIONAL



                                   /s/ J. Randolph Babbitt
                                   -----------------------

                                   /s/ Michael H. Glawe
                                   --------------------


                                   INTERNATIONAL ASSOCIATION
                                   OF MACHINISTS AND
                                   AEROSPACE WORKERS



                                   /s/ Kenneth W. Thiede
                                   ---------------------